Exhibit 10.4

                        AGREEMENT TO CLOSE

                           WITNESSETH:

     WHEREAS, on the 13th day of June, 1997 Horizontal Ventures, Inc. ("HVI") and Petro Union, Inc. ("Petro") entered into the Agreement and Plan of Acquisition (the "Agreement") which provided among other things in Section 5.1(iii) that "Petro Union shall have maintained its listing on the Nasdaq SmallCap Market" as a condition precedent to the obligations of HVI; and

     WHEREAS, effective July 30, 1997 the Nasdaq Stock Market withdrew Petro's listing; and

     WHEREAS, Petro has reapplied for said listing but action with respect thereto has not been completed; and

     WHEREAS, the parties to this Agreement desire to close the acquisition of HVI by Petro pursuant to the terms and conditions of the Agreement.


     NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

     1. Conditional Waiver of Condition Precedent. HVI hereby agrees to close the Agreement (the "Closing") as defined in that Agreement and conditionally waive the condition precedent to HVI's obligations pursuant to the Agreement on the condition that if within sixty days of the closing Petro has not obtained a re-listing or a new listing of its securities on the Nasdaq Stock Market (the "Listing"), the Agreement may be terminated at the sole option of HVI upon 10 days written notice to Petro and each party to the Agreement shall be put back into the same position as they were on the date of closing to the degree and extent legally possible.

     2. Term of Agreement. This Agreement to Close shall be in effect for sixty days from Closing or until a Listing has been approved whichever should first occur or unless terminated or extended by mutual agreement.

     3.   Actions Taken Subsequent to Closing.

          a. During the sixty days or such shorter period until the Listing is confirmed, Cohen Brame & Smith Professional Corporation, counsel to Petro ("Escrow"), shall hold all certificates representing exchanged shares in safe keeping and not formally deliver same to the rightful owners.

          b. All transactions on behalf of Petro or HVI, its wholly owned subsidiary, shall be specifically designated as being those of either of the two corporations and there shall be no commingling of proceeds from interim offerings or assets purchased by either company pending the termination of this Agreement to Close.

          c. To the extent that any capital is raised in the form of debt or equity pending the termination of this Agreement to Close, the funds shall be raised for specific projects designated for one of the two constituent companies and raised only after full disclosure to the funding source of the existence of this Agreement to Close and the terms thereof.

     4.   Actions at Termination.

          a. Should the Agreement to Close terminate as a result of the Listing being allowed or an election by HVI to waive the Listing condition, all of the shares of common and preferred held by Escrow shall be delivered as required by the terms of the Agreement either to Petro in the case of the HVI exchanged shares and to the exchanging shareholders of HVI in the case of the Petro common shares issued at Closing.

          b. In the event HVI exercises its election to terminate pursuant to Section 1, the parties will use their best efforts to "unwind" the Agreement and return Petro and HVI to their status quo as of the date of Closing. All shares of Petro common issued pursuant to the Agreement at Closing shall be returned to the Petro treasury and all shares of HVI common and preferred exchanged for Petro common pursuant to the Agreement shall be returned to the original HVI shareholders. All management and directors of Petro appointed as a result of the Closing shall resign and all option and employment agreements shall terminate.

     5.   Miscellaneous.

          a. The parties agree to cooperate in all respects and as per the conditions precedent in the Agreement, Petro shall use its best efforts to deliver all required agreements and documents to Nasdaq pursuant to reasonable requests from Nasdaq for said documents.

          b. The parties to the extent required shall disclose this Agreement as required by the rules and regulations provided pursuant to the Securities Exchange Act of 1934 and the Securities Act of 1933.

          c. This Agreement to Close shall be deemed to the extent required, a waiver of the applicable condition precedent to the Agreement, subject to all the terms and conditions of this Agreement to Close.

          d. Notwithstanding this temporary or partial waiver, all of the balance of the terms and conditions of the Agreement not specifically modified by this Agreement to Close shall be binding on the parties.

     Dated this 9th day of September, 1997.

                                          PETRO UNION, INC.



                                          By:  /s/ Richard D. Wedel
                                                  Richard D. Wedel, President


                                          HORIZONTAL VENTURES, INC.



                                          By:  /s/ Randeep Grewal
                                                  Randeep Grewal,
                                                  Chief Executive Officer